Exhibit 4.3
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of ___, 2007, between Otelco Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture defined below (the “Trustee”).
WITNESSETH:
WHEREAS, the Company and Guarantors (as defined in the Indenture) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of December 21, 2004, providing for the issuance of an unlimited aggregate principal amount of 13% senior subordinated notes due 2019 (the “Notes”);
WHEREAS, $81,075,497.50 in aggregate principal amount of the Notes have been issued and are outstanding under the Indenture (the “Original Notes”);
WHEREAS, the Company and Guarantors have heretofore executed and delivered to the Trustee a First Supplemental Indenture (“First Supplemental Indenture”) dated as of July 3, 2006, providing for the guarantee of the Company’s obligations under the Indenture and the Original Notes by certain additional Guarantors;
WHEREAS, the Company has decided to issue up to $25,875,000 in aggregate principal amount of additional notes (the “Additional Notes”) pursuant to Section 4.14 of the Indenture;
WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Company.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.      The Additional Notes. The Additional Notes shall be issued in an aggregate principal amount of up to $25,875,000.
2.      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby and by the First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture, as supplemented by the First Supplemental Indenture, for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
3.      Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE NOTES.
4.      Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
5.      Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
7.      Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

OTELCO INC.
By:
Name:
Title:

WELLS FARGO BANK, N.A., AS TRUSTEE
By:
Name:
Title:

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